UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 10, 2007
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-16760 (Commission File Number)	88-0215232 (I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
          On April 10, 2007, MGM MIRAGE (“Company”), through its subsidiaries, consummated the sale of its Buffalo Bill’s, Primm Valley and Whiskey Pete’s casino resorts (collectively known as, “Primm Valley Resorts”) located in Primm, Nevada to Herbst Gaming, Inc. (“Purchaser”) for an aggregate purchase price of approximately $400 million. The sale of the Primm Valley Resorts was pursuant to a Purchase Agreement dated October 31, 2006 (“Purchase Agreement”), by and among New York-New York Hotel & Casino, LLC (“Seller”), PRMA Land Development Company (“PRMA”), The Primadonna Company, LLC (“Primadonna”) and Purchaser.
          The Purchase Agreement was previously filed by the Company as an exhibit to the Company’s Current Report on Form 8-K dated October 31, 2006.
          The sale of the Primm Valley Resorts was effectuated through the transfer of all of the outstanding membership interest in Primadonna held by Seller and certain assets related to the operations of the Primm Valley Lotto Store located in San Bernardino County, California held by PRMA. However, the sale of the Primm Valley Resorts did not include a transfer of the Primm Valley Golf Club or any assets related thereto. Instead, in connection with the sale of the Primm Valley Resorts, the Purchaser will manage the Primm Valley Golf Club on behalf of the Company pursuant to a management agreement.
          In connection with the sale of the Primm Valley Resorts, including the transfer of all of the membership interest in Primadonna, Primadonna was released as a guarantor of the outstanding indebtedness of the Company, Mirage Resorts, Incorporated and Mandalay Resort Group.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: April 12, 2007	By:	/s/ Bryan L. Wright
		Name:	Bryan L. Wright
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary